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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Amendment No. 1 (File No. 333-29013) to the Registration Statement of Vornado Realty Trust and Vornado Realty L.P. and the Post-Effective Amendment to the Registration Statement No. 33-62395 of Vornado Realty Trust, both on Form S-3, of our report dated March 12, 1997 on the consolidated financial statements of Vornado Realty Trust, appearing in the Annual Report on Form 10-K of Vornado Realty Trust for the year ended December 31, 1996 and incorporated by reference in the Registration Statement on Form 10 (File No. 000-22685) of Vornado Realty L.P. and to the reference to us under the heading "Experts" in the Prospectus which is part of this Registration Statement.


DELOITTE & TOUCHE LLP

Parsippany, New Jersey

July 18, 1997